Exhibit 99.3

American Midstream Partners, LP

October 14, 2014

Computershare Investor Services

8742 Lucent Blvd., Suite 225

Highlands Ranch, CO 80129

RE:	Irrevocable letter of instruction

Dear Ladies and Gentlemen:

Please be advised that American Midstream Partners, LP (“AMID”), as general partner of American Midstream, LLC, has entered into a business transaction with Costar Midstream Energy, LLC (“Costar”) and Energy Spectrum Partners VI LP (“Energy Spectrum”) in which common units of AMID (“Common Units”) are to be issued on November 8, 2014. The transaction has closed, and as a result, AMID is obligated to cause the issuances described below at the time and in the manner provided in this letter. Our instructions are irrevocable and cannot be withdrawn or modified by AMID or any party acting on our behalf. Costar and Energy Spectrum are third party beneficiaries of our instructions to you.

Please open a new account for each of the following entities in the names, and utilizing the addresses, set forth below:

Costar Midstream Energy LLC	Energy Spectrum Partners VI LP
8150 N. Central Expy., Suite 635	5956 Sherry Lane, Suite 900
Dallas, Texas 75206	Dallas, Texas 75225
Attn: Kevin J. Sullivan

In addition, you are hereby specifically directed to issue, effective November 8, 2014, Common Units to the following entities, in the noted amounts:

•	Costar Midstream Energy LLC, 424,402 Common Units; and
•	Energy Spectrum Partners VI LP, 5,089,218 of Common Units.

The subject Common Units of AMID are to be issued subject to AMID’s Universal Legend (Legend A) and 144 Legend (Legend B) and Lock-Up Legend (Legend C) each as on Exhibit A attached hereto.

As to each of the above-described issuances of Common Units, such Common Units are to be held in individual accounts, in the name of the unitholder, under electronic book entry with an issue date of November 8, 2014. Except as specifically provided in the immediately preceding paragraph, the Common Units to be held under electronic book entry will not be subject to restriction.

In addition, you are hereby specifically directed to issue, effective November 8, 2014, one (1) physical certificates in the name of each of the following entities, in the noted amounts with the noted legends:

1400 16th Street, Suite 310 • Denver, Colorado 80202 • Phone: 720-457-6060 • Fax: 720-457-6040

www.americanmidstream.com

American Midstream Partners, LP

•	Costar Midstream Energy LLC, 237,341 Common Units printed with Legend A, Legend B, and Legend C each as on Exhibit A: and
•	Energy Spectrum Partners VILP, 1,141,970 of Common Units printed with Legend A, Legend B, and Legend C each as on Exhibit A.

Each such physical certificate is to be mailed, via next day delivery service, on November 8, 2014 to:

Wells Fargo National Banking Association

Attention: Michael McGuire; Corporate, Municipal and Escrow Solutions

1740 Broadway

Denver, CO 80274

As Vice President, General Counsel and Secretary of American Midstream Partners GP, LLC, general partner of American Midstream Partners, LP, I hereby approve the issuances of the aforementioned Common Units.

Sincerely,

William B. Mathews

Secretary, General Counsel and Vice President

American Midstream GP, LLC, general partner of

American Midstream Partners, LP

1400 16th Street, Suite 310 • Denver, Colorado 80202 • Phone: 720-457-6060 • Fax: 720-457-6040

www.americanmidstream.com

American Midstream Partners, LP

Exhibit A

American Midstream Partners, LP Standard Unit Legends

[See Attached]

1400 16th Street, Suite 310 • Denver, Colorado 80202 • Phone: 720-457-6060 • Fax: 720-457-6040

www.americanmidstream.com

AMERICAN MIDSTREAM PARTNERS, LP

RESTRICTIVE LEGENDS

A - UNIVERSAL LEGEND

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF AMERICAN MIDSTREAM PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN-APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF AMERICAN MIDSTREAM PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE OR (C) CAUSE AMERICAN MIDSTREAM PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). AMERICAN MIDSTREAM GP, LLC OR ITS SUCCESSOR, THE GENERAL PARTNER OF AMERICAN MIDSTREAM PARTNERS, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF AMERICAN MIDSTREAM PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

B - 144 LEGEND

THE UNITS REPRESENTED BY THIS STATEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”) AND MAY NOT BE TRANSFERRED WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

C - LOCK-UP

THE UNITS REPRESENTED BY THIS STATEMENT ARE SUBJECT TO A LOCK-UP AGREEMENT THAT RESTRICTS THE TRANSFER OF THESE UNITS. COPIES OF SUCH LOCKUP AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST OF THE SECRETARY OF AMERICAN MIDSTREAM GP, LLC.

D - AFFILIATE

THE HOLDER OF THE UNITS REPRESENTED BY THIS STATEMENT MAY BE SUBJECT TO THE REQUIREMENTS OF SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE TRANSFERRED WITHOUT THE CONSENT OF THE PARTNERSHIP OR ITS LEGAL COUNSEL AS TO COMPLIANCE WITH THE ACT.